EXHIBIT 10.1

INTERACTIVE INTELLIGENCE GROUP, INC.
2006 EQUITY INCENTIVE PLAN
(As Amended May 18, 2016)

1.Establishment, Objectives and Duration.

(a)Establishment of the Plan. The Interactive Intelligence Group, Inc. 2006 Equity Incentive Plan (the "Plan") became effective upon its approval by the Company's shareholders at the 2006 Annual Meeting on May 18, 2006 ("Effective Date").

(b)Objectives of the Plan. The Plan's objectives are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to Participants, and to optimize the profitability and growth of the Company through incentives that are consistent with the Company's goals and that link Participants' personal interests to those of the Company's shareholders.

(c)Duration of the Plan. No Award may be granted under the Plan after the day immediately preceding May 18, 2026. The Plan will remain in effect with respect to outstanding Awards until no Awards remain outstanding.

2.	Definitions. As used in the Plan, the following definitions will apply:

(a)"Affiliate" means any "parent corporation" or "subsidiary corporation" of the Company, as those terms are defined, respectively, in Code Sections 424(e) and (f).

(b)"Applicable Law" means the legal requirements relating to stock incentive plans, if any, under applicable provisions of federal securities laws, state corporate and securities laws, the rules and regulations of any governing governmental agencies, the Code, and the rules of any applicable stock exchange or national market system.

(c)"Award" means, individually or collectively, Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Other Stock-Based Awards granted under the Plan.

(d)"Award Agreement" means an agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award.

(e)"Board" means the Board of Directors of the Company.

(f)"Cashless Exercise" means, to the extent permitted by Applicable Law, a program approved by the Committee in which payment of the applicable Exercise Price of an Option may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and, if applicable, the amount necessary to satisfy the Company's withholding obligations at the minimum statutory withholding rates, including, but not limited to, U.S. federal and state income taxes, payroll taxes, and foreign taxes, if applicable.

(g)"Cause" means, unless that term or an equivalent term is otherwise defined with respect to an Award by the Participant's Award Agreement or by a written contract of employment or service, any of the following: (i) the Participant's theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company documents or records; (ii) the Participant's material failure to abide by the Company's code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) the Participant's unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the Participant's improper use or disclosure of the Company's confidential or proprietary information); (iv) any intentional act by the Participant that has a material detrimental effect on the Company's reputation or business; (v) any material breach by the Participant of any employment, service, consulting, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and the Company, which breach is not cured pursuant to the terms of the applicable agreement; or (vi) the Participant's conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or that impairs the Participant's ability to perform his or her duties with the Company.

EXHIBIT 10.1

(h)	"Change in Control" means the occurrence of one or more of the following:

(i)The acquisition by any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act of the "beneficial ownership" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty (50%) percent or more of (A) the then outstanding shares of common stock of the Company, or (B) the combined voting power of the Company's then outstanding voting securities; provided, however, that the following acquisitions will not constitute a Change in Control: (I) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (II) any acquisition by the Company, or (III) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company;

(ii)The Company is party to a merger or consolidation, or series of related transactions, that results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(iii)the sale or disposition of all or substantially all of the Company's assets, or consummation of any transaction, or series of related transactions, having similar effect (other than to a Subsidiary);

(iv)A change in the composition of the Board within any consecutive two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; or

(v)	The liquidation or dissolution of the Company.

Notwithstanding the preceding provisions of this Subsection or any other provision of the Plan, with respect to any provision or feature of the Plan that constitutes or provides for a deferred compensation plan subject to Code Section 409A, the term "Change in Control" means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Code Section 409A(a)(2)(A)(v) and interpretive regulations.

(i)	"Code" means the Internal Revenue Code of 1986, as amended, and its interpretive regulations.

(j)"Committee" means the Committee, as specified in Section 3(a), appointed by the Board to administer the Plan; provided, however, that, where appropriate, "Committee" also means (i) the Board, which, pursuant to Section 3(b), administers the Plan with respect to Non-Employee Directors; and (ii) any delegate of the Committee that, pursuant to Section 3(d), has the authority to grant Awards to Participants who are not subject to Section 16(b) of the Exchange Act and who are not (and are not anticipated to be during the term of the Award) "covered employees" under Code Section 162(m).

(k)"Company" means Interactive Intelligence Group, Inc., an Indiana corporation, and any successor thereto as provided in Section 23.

(l)"Continuous Service" means an Employee's provision of services in any capacity to the Company or any Affiliate that is not interrupted or terminated. Continuous Service will not be considered interrupted in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, any Affiliate, or any successor. A leave of absence approved by the Company may include medical leave, military leave, or any other personal leave approved by an authorized Company representative. For purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of the leave is guaranteed by statute or contract.

(m)"Disability" means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a period of not less than 12 months.

(n)	"Dividend" means a dividend declared and paid on Shares subject to an Award.

(o)	"Employee" means any employee of the Company or an Affiliate.

(p)	"Exchange Act" means the Securities Exchange Act of 1934, as amended.

EXHIBIT 10.1

(q)	"Exercise Price" means the price at which a Participant may purchase a Share pursuant to an Option.

(r)	"Fair Market Value" means, as of any date, the value of a Share determined as follows:

(i)Where a public market exists for the Share, the Fair Market Value will be (A) the closing sales price for a Share for the last market trading day prior to the time of the determination (or, if no sales were reported on that date, on the last trading date on which sales were reported) on the New York Stock Exchange, the Nasdaq National Market or the principal securities exchange on which the Share is listed for trading, whichever is applicable, or (B) if the Share is not traded on any such exchange or national market system, the average of the closing bid and asked prices of a Share on the Nasdaq Small Cap Market, in each case, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(ii)In the absence of an established market for the Share of the type described above, the Committee will determine the Share's Fair Market Value in good faith using a reasonable valuation methodology, and that determination will be conclusive and binding on all persons.

(s)"Freestanding SAR" means a SAR that is granted independently of any Options, as described in Section 8.

(t)"Incentive Stock Option" or "ISO" means an Option intended to qualify as an incentive stock option within the meaning of Code Section 422.

(u)"Incumbent Directors" means directors who either (i) were directors of the Company as of the Effective Date of this Plan, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of a least a majority of those directors whose election or nomination was not in connection with an actual or threatened proxy contest related to the election of directors to the Company.

(v)"Non-Employee Director" means any individual who is a member of the Board of Directors of the Company or an Affiliate and who is not an Employee.

(w)"Nonqualified Stock Option" means an Option that is not intended to meet the requirements of Code Section 422.

(x)"Option" means an Incentive Stock Option or a Nonqualified Stock Option granted under the Plan, as described in Section 7.

(y)"Other Stock-Based Award" means a Share-based or Share-related Award granted pursuant to Section 13.

(z)"Participant" means a current or former Employee, Non-Employee Director, consultant of the Company or any other individual who the Committee selects (or selected) to receive an Award.

(aa)    "Performance-Based Exception" means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

(bb)    "Performance Measure" means any performance goal that the Committee, in its discretion, may select from among any of the following performance goals: total shareholder return, stock price, net customer sales, volume, gross profit, gross margin, operating profit, operating margin, earnings from continuing operations before income taxes, earnings from continuing operations, earnings per share from continuing operations, net operating profit after tax, net earnings, net earnings per share, return on assets, return on investment, return on equity, return on invested capital, cost of capital, average capital employed, cash flow, cash flow from operations, working capital, working capital as a percentage of net customer sales, asset growth, asset turnover, market share, orders received, days sales outstanding and operating unit results.

(cc)    "Performance Period" means the period during which a Performance Measure or other performance goal must be met.

(dd)    "Performance Share" means an Award granted to a Participant pursuant to Section 11.

EXHIBIT 10.1

(ee)    "Performance Unit" means an Award granted to a Participant pursuant to Section 12.

(ff)    "Period of Restriction" means the period during which Restricted Stock, Restricted Stock Units or Other Stock-Based Awards are subject to a substantial risk of forfeiture and are not transferable, as provided in Sections 9, 10 and 13.

(gg)    "Plan" means this Interactive Intelligence Group, Inc. 2006 Equity Incentive Plan, as amended from time to time.

(hh)    "Prior Plans" means the Interactive Intelligence Group, Inc. 1999 Stock Option and Incentive Plan and the Interactive Intelligence Group, Inc. Outside Directors Stock Option Plan.

(ii)    "Restricted Stock" means an Award granted to a Participant pursuant to Section 9.

(jj)    "Restricted Stock Units" means an Award granted to a Participant pursuant to Section 10.

(kk)    "Retirement" means, with respect to an Employee, termination of employment after attaining age 65, or such other age as the Company specifies in its written policies.

(ll)    "SEC" means the United States Securities and Exchange Commission.

(mm)    "Section" means, except where used in direct reference to a provision of the Code or the Exchange Act, a provision of this Plan.

(nn)    "Share" means a share of the Company's common stock, par value $0.01 per share, subject to adjustment pursuant to Section 18.

(oo)    "Stock Appreciation Right" or "SAR" means an Award granted to a Participant, either alone or in connection with a related Option, pursuant to Section 8.

(pp)    "Subsidiary" means any corporation in which the Company owns, directly or indirectly, at least 50% of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, limited liability companies, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least 50% of the combined equity.

(qq)    "Subsidiary Disposition" means the disposition by the Company of its equity holdings in any Subsidiary effected by a merger or consolidation involving that Subsidiary, the sale of all or substantially all of the assets of that Subsidiary, or the Company's sale or distribution of substantially all of the outstanding capital stock of that Subsidiary.

(rr)    "Tandem SAR" means a SAR that is granted in connection with a related Option, as described in Section 8.
(ss)    "Voting Securities" means voting securities of the Company entitled to vote generally in the election of directors.

3.	Administration of the Plan.

(a)The Committee. The Plan will be administered by the Compensation and Stock Option Committee of the Board or such other committee ("Committee") as the Board selects consisting of two or more members of the Board each of whom is intended to be a "non-employee director" within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act, an "outside director" under regulations promulgated under Code Section 162(m), and an "independent director" under Nasdaq Stock Market or other applicable exchange listing standards. The members of the Committee will be appointed from time to time by, and will serve at the discretion of, the Board.

EXHIBIT 10.1

(b)Board as the Committee. Notwithstanding subsection (a) above, the Board will constitute the Committee and administer the Plan with respect to Non-Employee Directors, determine the terms of Awards, and their related Award Agreements, to Non-Employee Directors, and grant Awards to Non-Employee Directors.

(c)Authority of the Committee. Subject to Applicable Law and the Plan's provisions, and except as the Board may provide otherwise, the Committee will have full, final and discretionary authority to take all actions it determines necessary to administer the Plan, including, without limitation, the following actions:

(i)select the individuals to whom Awards may from time to time be granted under the Plan;

(ii)	determine whether and to what extent Awards are granted under the Plan;

(iii)	determine the size, type, terms, and conditions of any Awards granted under the Plan;

(iv)	approve forms of Award Agreements for use under the Plan;

(v)establish Performance Measures or other performance goals for any Performance Period and determine whether those goals were satisfied;

(vi)amend the terms of any outstanding Award granted under the Plan in the event of a Participant's termination of employment or service or in the event of a Change in Control, provided that, except as otherwise provided in Section 19, no such amendment will reduce the Exercise Price of outstanding Options or the grant price of outstanding SARs without the approval of the shareholders of the Company, and provided further, that any amendment that would adversely affect the Participant's rights under an outstanding Award will not be made without the Participant's written consent;

(vii)construe and interpret the terms of the Plan and any Award Agreement entered into under the Plan, and decide all questions of fact arising in the application of the Plan and any Award Agreement; and

(viii)take such other action, not inconsistent with the Plan's terms, as the Committee deems appropriate.

(d)Delegation of Authority. As permitted by Applicable Law, the Committee may delegate, to one or more officers of the Company, its authority, including the power and authority to make Awards to Participants who are not subject to Section 16(b) of the Exchange Act and who are not (and are not anticipated to be during the term of the Award) "covered employees" under Code Section 162(m), pursuant to such conditions and limitations as the Committee may establish. The Committee may delegate authority pursuant to this provision only by resolution or other valid action it reflects in writing.

(e)Effect of Committee's Decision. The Committee's decisions, determinations and interpretations will be final, binding and conclusive on all persons, including the Company, its Subsidiaries, Employees, Non-Employee Directors, consultants, other Participants and their estates and beneficiaries.

4.	Shares Subject to the Plan; Effect of Grants; Individual Limits.

(a)Number of Shares Available for Grants. Subject to adjustment as provided in Section 18, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be (i) 7,950,000 Shares, plus (ii) up to 320,000 Shares available for issuance under the Prior Plans, as previously approved by the shareholders of the Company, as of the Effective Date, but that are not underlying any outstanding stock options or other awards under the Prior Plans as of the Effective Date, plus (iii) any Shares allocable to outstanding stock options or other awards under the Prior Plans as of the Effective Date to the extent that on or after the Effective Date such stock options or other awards expire, are forfeited or otherwise terminate unexercised; provided, however, that in no event shall the maximum number of Shares issued pursuant to Awards under the Plan exceed 11,650,933 Shares (which is the sum of 7,950,000 Shares set forth above, plus the number of Shares available for issuance under the Prior Plans as of the Effective Date, plus the aggregate number of shares subject to options previously granted and outstanding under the Prior Plans as of the Effective Date). From and after the Effective Date, no further grants or awards shall be made under the Prior Plans; however, grants or awards made under the Prior Plans before the Effective Date shall continue in effect in accordance with their terms.

EXHIBIT 10.1

(b)Limit on Awards of Incentive Stock Options. Subject to adjustment as provided in Section 18, the maximum aggregate number of Shares that may be delivered in connection with Incentive Stock Options under the Plan will not exceed 1,500,000 Shares.

(c)Limits on Awards to Individual Participants. Subject to adjustment as provided in Section 18, the following rules will apply with respect to Awards to individual Participants:

(i)Total Limit: The maximum aggregate number of Shares that can be granted to any one Participant in a particular calendar year pursuant to any and all Awards is 150,000 Shares.

(ii)Incentive Stock Options: The maximum aggregate number of Shares with respect to which Incentive Stock Options may be granted in any particular calendar year to any one Participant is 100,000 Shares.

(iii)Restricted Stock and Restricted Stock Units: The maximum aggregate number of Shares of Restricted Stock and Shares with respect to which Restricted Stock Units may be granted in a particular calendar year to any one Participant is 50,000 Shares.

(iv)Performance Shares and Performance Units: The maximum aggregate number of Performance Shares that may be granted in a particular calendar year to any one Participant is 50,000 Shares, and the maximum aggregate compensation that can be paid pursuant to Performance Units awarded in any one calendar year to any one Participant is $250,000 or a number of Shares having an aggregate Fair Market Value not in excess of that amount.

(d)Forfeited Shares. If Awards are forfeited or terminated for any reason before being exercised, fully vested, or settled, then the Shares underlying those Awards will cease to count against the limitations in subsections (a) and (b) and will become available for Awards under the Plan.

(e)Shares for Withholding Obligations. Any Shares subject to any Award that are withheld or otherwise not issued upon exercise of any Award to satisfy the Participant's withholding obligations or in payment of any subscription price or the Exercise Price, and Shares subject to an Award (or any portion of an Award) that is settled in cash in lieu of settlement in Shares, will reduce the number of Shares available for grant under the limitations in subsections (a) and (b).

(f)Awards Settled in Cash. Awards valued by reference to Shares that may be settled in equivalent cash value will count against the limitations in this Section 4 to the same extent as if settled in Shares.

5.	Eligibility and Participation.

(a)Eligibility. Employees, Non-Employee Directors, consultants of the Company and other individuals are eligible to participate in the Plan.

(b)Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, Non-Employee Directors, consultants of the Company and other individuals those to whom Awards will be granted and will determine the nature and amount of each Award.

(c)Service as an Employee. For purposes of an Employee's participation in the Plan, and the interpretation of the Plan's provisions, no event will constitute a termination of employment unless the event is a termination of Continuous Service.

6.	Types of Awards.

(a)Type of Awards. Awards under the Plan may be in the form of Options (both Nonqualified Stock Options and/or Incentive Stock Options), SARs, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Stock-Based Awards.

(b)	Designation of Award. Each Award will be designated in the Award Agreement.

EXHIBIT 10.1

7.	Options.

(a)Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number and upon such terms, and at any time and from time to time, as the Committee determines.

(b)Award Agreement. Each Option grant will be evidenced by an Award Agreement that specifies the Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, the Option vesting schedule, and such other provisions as the Committee determines including, without limitation, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, and payment contingencies. The Award Agreement will also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option. Options that are intended to be Incentive Stock Options will be subject to the limitations set forth in Code Section 422 and will be subject to Section 7(m).

(c)Exercise Price. Except for Options adjusted pursuant to Section 18 and replacement Options granted in connection with a merger, acquisition, reorganization or similar transaction, the Exercise Price of each Option will not be less than 100% of the Fair Market Value of a Share on the date the Option is granted. However, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the Exercise Price of the Option will not be less than 110% of the Fair Market Value of a Share on the date the Option is granted.

(d)Term of Options. The term of an Option granted under the Plan will be determined by the Committee, in its sole discretion; provided, however, that the term will not exceed ten (10) years. However, in the case of an Incentive Stock Option granted to a Participant who, at the time the Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(e)Vesting of Options. Options granted under this Section 7 will be exercisable at such times (based on the passage of time or the achievement of performance goals) and be subject to such restrictions and conditions as set forth in the Award Agreement, which need not be the same for each grant or for each Participant.

(f)Exercise of Options. Options granted under this Section 7 will be exercised by the delivery of a written notice to the Company, setting forth the number of Shares with respect to which the Option is to be exercised and specifying the method of payment for the Exercise Price. An Option's Exercise Price will be payable to the Company:

(i)in cash or its equivalent;

(ii)by tendering (either actually or constructively by attestation) Shares having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price, provided that the Committee may, in its sole discretion, require that Shares tendered for payment have been previously held by the Participant for a minimum duration;

(iii)	in any other manner then permitted by the Committee (including Cashless Exercise); or

(iv)	by a combination of any of the permitted methods of payment in subsections (i), (ii), and (iii) above.
The Committee may limit any method of payment, other than that specified under (i), for administrative convenience, to comply with Applicable Law or for any other reason it deems appropriate.

(g)Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Section 7 as it deems advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which the Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to the Shares.

(h)Termination for Cause. Upon a Participant's termination of employment or service for Cause, all rights under any Options granted to the Participant will terminate immediately, and the Participant will (if the Committee, in its sole discretion, exercises its rights under this Section 7(h) within ten (10) days of the termination) repay to the Company within ten (10) days of the Committee's written demand the amount of any gain the Participant had realized upon any exercise within the 90-day period prior to the termination of any Options.

EXHIBIT 10.1

(i)Termination Due to Death or Disability. Upon a Participant's termination of employment or service due to death or Disability, the Participant or the Participant's beneficiary, as the case may be, may exercise outstanding Options to the extent the Participant was entitled to exercise the Options on the date of termination, but only within the one (1)-year period immediately following the Participant's termination due to death or Disability, and in no event after the date the Options expire in accordance with their terms.

(j)Other Terminations. Upon the termination of a Participant's employment or service by the Company without Cause, upon the Participant's voluntary termination of employment or service for a reason other than death or Disability, or upon the Employee's Retirement, the Participant may exercise outstanding Options to the extent that the Participant was entitled to exercise the Options at the date of termination, but only within the one (1) month period immediately following the Participant's termination, and in no event after the date the Options expire in accordance with their terms.

(k)Forfeiture of Options. Notwithstanding subsections (i) and (j) above, a Participant or the Participant's beneficiary, as the case may be, will, in connection with any and all terminations of employment or service, forfeit all Options the Participant was not entitled to exercise on the date of termination.

(l)Committee Discretion. Notwithstanding the foregoing paragraphs of this Section 7, and subject to paragraph (m) below, the Committee may, in its sole discretion, establish different terms and conditions pertaining to the effect of a Participant's termination, to the extent permitted by Applicable Law.

(m)	Additional Rules For Incentive Stock Options.

(i)Incentive Stock Options may be granted only to Participants who are Employees.

(ii)No Incentive Stock Option will be granted to a Participant as a result of which the aggregate Fair Market Value (determined as of the date of grant) of the Shares with respect to which Incentive Stock Options under Code Section 422 are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any Affiliate, would exceed $100,000, determined in accordance with Code Section 422(d). This limitation will be applied by taking Options into account in the order in which they were granted.

(iii)An Award of an Incentive Stock Option may provide that the Option may be exercised not later than three (3) months following the Participant's termination of employment with the Company and all Subsidiaries, or not later than one (1) year following death or a permanent and total disability within the meaning of Code Section 22(e)(3).

(iv)Notwithstanding any other provisions of the Plan, if for any reason any Option granted under the Plan that is intended to be an Incentive Stock Option fails to qualify as an Incentive Stock Option, that Option will be deemed to be a Nonqualified Stock Option and fully authorized and validly issued under the Plan.

8.	Stock Appreciation Rights.

(a)Grant of SARs. Subject to the terms and provisions of the Plan, SARs may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as the Committee determines. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs.

(b)Award Agreement. Each SAR grant will be evidenced by an Award Agreement that specifies the number of Shares to which the SAR pertains, the grant price, the term of the SAR, and such other provisions as the Committee determines.

(c)Grant Price. The grant price of a Freestanding SAR will not be less than 100% of the Fair Market Value of a Share on the date of grant of the SAR, and the grant price of a Tandem SAR will equal the Exercise Price of the related Option; provided, however, that these limitations will not apply to Awards that are adjusted pursuant to Section 18.

(d)Term of SARs. The term of a SAR granted under the Plan will be determined by the Committee, in its sole discretion; provided, however, that the term will not exceed ten (10) years from the date of grant.

EXHIBIT 10.1

(e)Exercise of Tandem SARs. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. To the extent exercisable, Tandem SARs may be exercised for all or part of the Shares subject to the related Option. The exercise of all or part of a Tandem SAR will result in the forfeiture of the right to purchase a number of Shares under the related Option equal to the number of Shares with respect to which the SAR is exercised. Conversely, upon exercise of all or part of an Option with respect to which a Tandem SAR has been granted, an equivalent portion of the Tandem SAR will similarly be forfeited.

Notwithstanding any other provision of the Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than 100% of the difference between the Exercise Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Exercise Price of the ISO.

(f)Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them and sets forth in the applicable Award Agreement; provided, however, that except as otherwise provided upon a termination of employment or service or pursuant to Section 19 in the event of a Change in Control or Subsidiary Disposition, no Freestanding SARs may be exercisable prior to one (1) year from the date of grant.

(g)Payment of SAR Amount. SARs granted under this Section 8 will be exercised by the delivery of a written notice to the Company setting forth the number of Shares with respect to which the SAR is to be exercised. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)	the difference between the Fair Market Value of a Share on the date of exercise over the grant price; by

(ii)	the number of Shares with respect to which the SAR is exercised.

At the discretion of the Committee as specified in the Award Agreement, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

(h)Termination for Cause. Upon a Participant's termination of employment or service for Cause, all rights under any SARs granted to the Participant will terminate immediately, and the Participant will (if the Committee, in its sole discretion, exercises its rights under this Section 8(h) within ten (10) days of the termination) repay to the Company within ten (10) days of the Committee's written demand the amount of any gain the Participant had realized upon any exercise within the 90-day period prior to the termination of any SARs.

(i)Termination Due to Death or Disability. Upon a Participant's termination of employment or service due to death or Disability, the Participant or the Participant's beneficiary, as the case may be, may exercise outstanding SARs to the extent the Participant was entitled to exercise the SARs on the date of termination, but only within the one (1)-year period immediately following the Participant's termination due to death or Disability, and in no event after the date the SARs expire in accordance with their terms.

(j)Other Terminations. Upon the termination of a Participant's employment or service by the Company without Cause, upon the Participant's voluntary termination of employment or service for a reason other than death or Disability, or upon the Employee's Retirement, the Participant may exercise outstanding SARs to the extent that the Participant was entitled to exercise the SARs at the date of termination, but only within the one (1) month period immediately following the Participant's termination, and in no event after the date the SARs expire in accordance with their terms.

(k)Forfeiture of SARs. Notwithstanding subsections (i) and (j) above, a Participant or the Participant's beneficiary, as the case may be, will, in connection with any and all terminations of employment or service, forfeit all outstanding SARs the Participant was not entitled to exercise on the date of termination.

(l)Committee Discretion. Notwithstanding the foregoing paragraphs of this Section 8, the Committee may, in its sole discretion, establish different terms and conditions pertaining to the effect of a Participant's termination, to the extent permitted by Applicable Law.

EXHIBIT 10.1

9.	Restricted Stock.

(a)Grant of Restricted Stock. Subject to the terms and provisions of the Plan, Restricted Stock may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as the Committee determines.

(b)Award Agreement. Each Restricted Stock grant will be evidenced by an Award Agreement that specifies the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee determines.

(c)Period of Restriction. Except as otherwise provided in subsection (h) below, or pursuant to Section 19 in the event of a Change in Control or Subsidiary Disposition, any Period of Restriction for an Award of Restricted Stock will not be less than one (1) year. Notwithstanding Section 3(c) of this Plan, the Committee does not have the discretion or authority to (i) grant any Award of Restricted Stock under a Period of Restriction that is shorter than the minimum Period of Restriction in this subsection (c), or (ii) shorten the Period of Restriction of any outstanding grant of Restricted Stock.

(d)Other Restrictions. The Committee may impose such other conditions or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, a requirement that the issuance of Shares of Restricted Stock be delayed, restrictions based upon the achievement of specific performance goals, additional time-based restrictions, or restrictions under Applicable Law or under the requirements of any stock exchange or market upon which the Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of the Restricted Stock. The Company may retain in its custody any certificate evidencing the Shares of Restricted Stock and place on them a legend and institute stop-transfer orders on the Shares, and the Participant will be obligated to sign any stock power requested by the Company relating to the Shares to give effect to the forfeiture provisions of the Restricted Stock.

(e)Removal of Restrictions. Subject to Applicable Law, Restricted Stock will become freely transferable by the Participant after the last day of the applicable Period of Restriction. Once Restricted Stock is released from the restrictions, the Participant will be entitled to receive a certificate evidencing the Shares.

(f)Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant's Award Agreement, to the extent permitted or required by Applicable Law, as determined by the Committee, Participants holding Shares of Restricted Stock granted under the Plan may exercise full voting rights with respect to those Shares during the Period of Restriction.

(g)Dividends and Other Distributions. Except as otherwise provided in a Participant's Award Agreement, during the Period of Restriction, Participants holding Shares of Restricted Stock will receive all regular cash Dividends paid with respect to all Shares while they are so held, and, except as otherwise determined by the Committee, all other distributions paid with respect to the Restricted Stock will be credited to Participants subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid and paid at such time following full vesting as are paid the Shares of Restricted Stock with respect to which the distributions were made.

(h)Termination Due to Death or Disability. Except as otherwise determined by the Committee, upon a Participant's termination of employment or service due to death or Disability:

(i)With respect to an Award of Restricted Stock with a time-based Period of Restriction, the restrictions on the Ratable Portion of the Award will lapse, and those Shares will be free of restrictions and will not be forfeited. The "Ratable Portion" of an Award of Restricted Stock is equal to:

(a)the number of Shares of Restricted Stock awarded to the Participant multiplied by the portion (expressed as a percentage) of the Restricted Period that expired on the date of the Participant's death or Disability, reduced by

(b)the number of Shares of Restricted Stock awarded with respect to which the restrictions had lapsed as of the date of the Participant's death or Disability.

EXHIBIT 10.1

(ii)With respect to an Award of Restricted Stock with a performance-based Period of Restriction, any unvested portion of the Award will vest on a pro rata monthly basis, including full credit for partial months elapsed, and will be paid (A) based on the level of performance achieved as of the date of the termination, if determinable, or (B) at the target level, if not determinable. The amount of the vested Award may be computed under the following formula: unvested number of Shares times (number of full months elapsed in shortest possible vesting period divided by number of full months in shortest possible vesting period) times percent performance level achieved immediately prior to the effective date of the termination of employment or service.

(i)Other Terminations of Employment. Immediately after a Participant's termination of employment or service for a reason other than death or Disability, except as provided in Section 19 or as the Committee may otherwise determine, a Participant will forfeit all Restricted Stock that, at the time of termination, remains subject to the restrictions imposed by paragraph (c) of this Section 9.

10.	Restricted Stock Units.

(a)Grant of Restricted Stock Units. Subject to the terms and provisions of the Plan, Restricted Stock Units may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as the Committee determines.

(b)Award Agreement. Each grant of Restricted Stock Units will be evidenced by an Award Agreement that specifies the applicable Period of Restriction, the number of Restricted Stock Units granted, the settlement date, and such other provisions as the Committee determines.

(c)Value of Restricted Stock Units. The initial value of a Restricted Stock Unit will equal the Fair Market Value of a Share on the date of grant; provided, however, that this requirement will not apply to Awards that are adjusted pursuant to Section 18.

(d)Period of Restriction. Except as otherwise provided in subsection (g) below, or pursuant to Section 19 in the event of a Change in Control or Subsidiary Disposition, any Period of Restriction for an Award of Restricted Stock Units will not be less than one (1) year. Notwithstanding Section 3(c), the Committee does not have the discretion or authority to (i) grant any Award of Restricted Stock Units under a Period of Restriction that is shorter than the minimum Period of Restriction in this subsection (d), or (ii) shorten the Period of Restriction of any outstanding grant of Restricted Stock Units.

(e)Form and Timing of Settlement. Except as otherwise provided in Section 19 or a Participant's Award Agreement, settlement and payment of Restricted Stock Units will be made at a specified settlement date that will not be earlier than the last day of the Period of Restriction. The Committee, in its sole discretion as specified in the Award Agreement, may settle earned Restricted Stock Units by delivery of Shares or by payment in cash of an amount equal to the Fair Market Value of the Shares on the settlement date (or a combination thereof).

(f)Voting Rights. A Participant will not have voting rights or other rights as a shareholder with respect to the Shares subject to an Award of Restricted Stock Units granted under the Plan until the time, if at all, when the Shares are issued to the Participant pursuant to the terms of the applicable Award Agreement.

(g)Termination Due to Death or Disability. Except as otherwise determined by the Committee, upon a Participant's termination of employment or service due to death or Disability:

(i)With respect to an Award of Restricted Stock Units with a time-based Period of Restriction, the restrictions on the Ratable Portion of the Award will lapse, and those Restricted Stock Units will be free of restrictions and will not be forfeited. The "Ratable Portion" of an Award of Restricted Stock Units is equal to:

(a)the number of Restricted Stock Units awarded to the Participant multiplied by the portion (expressed as a percentage) of the Restricted Period that expired on the date of the Participant's death or Disability, reduced by

(b)the number of Restricted Stock Units awarded with respect to which the restrictions had lapsed as of the date of the Participant's death or Disability.

EXHIBIT 10.1

(ii)With respect to an Award of Restricted Stock Units with a performance-based Period of Restriction, any unvested portion of the Award will vest on a pro rata monthly basis, including full credit for partial months elapsed, and will be paid (A) based on the level of performance achieved as of the date of the termination, if determinable, or (B) at the target level, if not determinable. The amount of the vested Award may be computed under the following formula: unvested number of Restricted Stock Units times (number of full months elapsed in shortest possible vesting period divided by number of full months in shortest possible vesting period) times percent performance level achieved immediately prior to the effective date of the termination of employment or service.

(h)Other Terminations of Employment. Upon a Participant's termination of employment or service for a reason other than death or Disability, except as provided in Section 19 or as the Committee may otherwise determine, a Participant will forfeit all Restricted Stock Units that, at the time of termination, remain subject to the restrictions imposed by paragraph (d) of this Section 10.

11.	Performance Shares.

(a)Grant of Performance Shares. Subject to the terms and provisions of the Plan, Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as the Committee determines.

(b)Award Agreement. Each grant of Performance Shares will be evidenced by an Award Agreement that specifies the applicable Performance Period(s) and performance goal(s), the number of Performance Shares granted, and such other provisions as the Committee determines; provided, however, that except as otherwise provided in a Participant's Award Agreement, upon a termination of employment or service or pursuant to Section 19 in the event of a Change in Control or Subsidiary Disposition, in no case will a Performance Period be for a period of less than one (1) year.

(c)Value of Performance Shares. The initial value of a Performance Share will equal the Fair Market Value of a Share on the date of grant; provided, however, that this restriction will not apply to Awards that are adjusted pursuant to Section 18.

(d)Form and Timing of Payment. As soon as practicable following the completion of the Performance Period applicable to outstanding Performance Shares, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement. By the fifteenth (15th) day of the third (3rd) month following the completion of the Performance Period applicable to outstanding Performance Shares, payment will be made to each eligible Participant of the final value of the Performance Shares. The Committee, in its sole discretion as specified in the Award Agreement, may pay earned Performance Shares by delivery of Shares or by payment in cash of an amount equal to the Fair Market Value of the Shares (or a combination thereof).

(e)Voting Rights. A Participant will not have voting rights or other rights as a shareholder with respect to the Shares subject to an Award of Performance Shares granted under the Plan until the time, if at all, when the Shares are issued to the Participant pursuant to the terms of the applicable Award Agreement.

(f)	Termination of Employment or Service.

(i)Except as otherwise determined by the Committee, upon a Participant's termination of employment or service due to death or Disability, the Performance Shares will be paid based on a pro rata monthly basis, including full credit for partial months elapsed, and will be paid (A) based on the level of performance achieved as of the date of the termination, if determinable, or (B) at the target level, if not determinable. The amount of the Award to be paid may be computed under the following formula: total Performance Shares times (number of full months elapsed in shortest possible vesting period divided by number of full months in shortest possible vesting period) times percent performance level achieved immediately prior to the effective date of the termination of employment or service.

(ii)Except as otherwise determined by the Committee, if a Participant terminates employment or service with the Company for any reason other than death or Disability prior to the end of the Performance Period respecting an Award of Performance Shares, the Participant will forfeit any and all right to payment under the Performance Shares.

EXHIBIT 10.1

12.	Performance Units.

(a)Grant of Performance Units. Subject to the terms and conditions of the Plan, Performance Units may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as the Committee determines.

(b)Award Agreement. Each grant of Performance Units will be evidenced by an Award Agreement that specifies the number of Performance Units granted, the Performance Period(s) and performance goal(s), and such other provisions as the Committee determines; provided, however, that except as otherwise provided in a Participant's Award Agreement upon a termination of employment or service or pursuant to Section 19 in the event of a Change in Control or Subsidiary Disposition, in no case will a Performance Period be for a period of less than one (1) year.

(c)Value of Performance Units. The Committee will set performance goal(s) in its discretion that, depending on the extent to which they are met, will determine the number and/or value of Performance Units that will be paid to Participants.

(d)Form and Timing of Payment. As soon as practicable following the completion of the Performance Period applicable to outstanding Performance Units, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting final value of the Award earned by the Participant and to be paid upon its settlement. By the fifteenth (15th) day of the third (3rd) month following the completion of the Performance Period applicable to outstanding Performance Units, payment will be made to each eligible Participant of the final value of the Performance Units. The Committee, in its sole discretion as specified in the Award Agreement, may pay earned Performance Units in cash or in Shares that have an aggregate Fair Market Value equal to the value of the earned Performance Units (or a combination thereof).

(e)Voting Rights. A Participant will not have voting rights or other rights as a shareholder with respect to the Shares subject to an Award of Performance Units granted under the Plan until such time, if at all, as Shares are issued to the Participant pursuant to the terms of the applicable Award Agreement.

(f)	Termination of Employment or Service.

(i)Except as otherwise determined by the Committee, upon a Participant's termination of employment or service due to death or Disability, the Performance Units will be paid based on a pro rata monthly basis, including full credit for partial months elapsed, and will be paid (A) based on the level of performance achieved as of the date of the termination, if determinable, or (B) at the target level, if not determinable. The amount of the Award to be paid may be computed under the following formula: total Performance Units times (number of full months elapsed in shortest possible vesting period divided by number of full months in shortest possible vesting period) times percent performance level achieved immediately prior to the effective date of the termination of employment or service.

(ii)Except as otherwise determined by the Committee, if a Participant terminates employment or service with the Company for any reason other than death or Disability prior to the end of the Performance Period respecting an Award of Performance Units, the Participant will forfeit any and all right to payment under the Performance Units.

13.	Other Stock-Based Awards.

(a)Grant. The Committee has the right to grant Other Stock-Based Awards that may include, without limitation, (i) the grant of Shares based on attainment of performance goal(s) established by the Committee, (ii) the payment of Shares as a bonus or in lieu of cash based on attainment of performance goal(s) established by the Committee, and (iii) the payment of Shares in lieu of cash under other Company incentive or bonus programs.

(b)Period of Restriction. Except as otherwise provided in a Participant's Award Agreement, upon a termination of employment or service or pursuant to Section 19 in the event of a Change in Control or Subsidiary Disposition, Other Stock-Based Awards granted pursuant to this Section 13 will have a minimum Period of Restriction of one (1) year, which period may, in the Committee's discretion, lapse on a pro-rated, graded, or cliff basis (as specified in an Award Agreement); provided, however, that in the Committee's discretion, up to five percent (5%) of the Shares available for issuance under the Plan may have a shorter Period of Restriction. Notwithstanding the above, an Award of payment in Shares in lieu of cash under other Company incentive or bonus programs will not be subject to the minimum Period of Restriction limitations described above and will not be applied against or included when calculating the 5% limitation in the previous sentence.

EXHIBIT 10.1

(c)Other Company Programs. Notwithstanding subsection (b) above, an Award that is payable in Shares in lieu of cash under another Company incentive or bonus program (and not this Plan) will not be subject to any Period of Restriction.

(d)Payment of Other Stock-Based Awards. Subject to Section 13(b), payment under or settlement of any such Awards will be made in such manner and at such times as the Committee determines. The Committee may provide that settlement of Other Stock-Based Awards will be deferred, on a mandatory basis or at the election of the Participant, pursuant to a deferred compensation plan designed to comply with Code Section 409A.

(e)Termination of Employment or Service. The Committee will determine the extent to which the Participant will have the right to receive Other Stock-Based Awards following termination of the Participant's employment or service with the Company and its Subsidiaries. Those provisions will be determined in the sole discretion of the Committee, may be included in an agreement entered into with each Participant, but need not be uniform among all Other Stock-Based Awards, and may reflect distinctions based on the reasons for termination of employment or service.

14.	Performance-Based Exception.

(a)If the Committee intends for an Award to qualify for the Performance-Based Exception, it shall specify that the attainment of one or more Performance Measures will determine the degree of granting, vesting or payout with respect to the Award. The Committee may establish Performance Measures, in its discretion, on a corporate-wide basis or with respect to one or more business units, divisions, subsidiaries, business segments, functions, salary grade level, or position, and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies.

(b)Unless otherwise determined by the Committee, measurement of Performance Measures will exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non- recurring items, as well as the cumulative effects of tax or accounting changes, each as determined in accordance with generally accepted accounting principles or identified in the Company's financial statements, notes to the financial statements, management's discussion and analysis, or other filings with the SEC.

(c)Performance Measures may differ for Awards granted to any one Participant or to different Participants.

(d)Achievement of Performance Measures in respect of Awards intended to qualify under the Performance-Based Exception will be measured over a Performance Period specified in the Award Agreement, and the goals will be established not later than 90 days after the beginning of the Performance Period or, if less than 90 days, the number of days that is equal to 25% of the relevant Performance Period applicable to the Award.

(e)The Committee will have the discretion to adjust the determinations of the degree of attainment of the pre-established Performance Measures; provided, however, that Awards that are designed to qualify for the Performance-Based Exception may not be adjusted upward (the Committee may, in its discretion, adjust the Awards downward).

15.	Transferability of Awards; Beneficiaries.

(a)Awards Not Transferable. Except as provided in this Section 15, Awards under the Plan will not be assignable or transferable by the Participant, except by will or by the laws of descent and distribution, and will not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. During the lifetime of a Participant, an Award will be exercised only by the Participant or the Participant's guardian or legal representative.

(b)Death of Participant. Notwithstanding subsection (a), the Committee may provide in an Award Agreement that the Participant has the right to designate a beneficiary or beneficiaries who will be entitled to any rights, payments, or other benefits of the Award following the Participant's death. In the event of the Participant's death, the Participant's beneficiary may exercise the Award, to the extent the Award Agreement permits, in the same manner and to the same extent that the Participant could have exercised the Award on the date of his of her death.

EXHIBIT 10.1

(c)Designation of Beneficiary. If an Award Agreement provides that a Participant has the right to designate a beneficiary or beneficiaries, the Participant must designate his or her beneficiary or beneficiaries in the manner the Committee prescribes in the Award Agreement.

(d)Failure to Designate a Beneficiary. If a Participant's Award Agreement allows the Participant to designate a beneficiary or beneficiaries of the Award, and the Participant dies without a beneficiary designation valid under subsection (c), the Award may be exercised, within the limits of subsection (b), by the legatee of the Award under the Participant's will, by the Participant's estate in accordance with the Participant's will, or the laws of descent and distribution.

16.	Taxes.

Prior to the delivery of any Shares or cash pursuant to an Award, the Company has the right and power to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy all applicable tax withholding requirements. The Company may permit or require a Participant to satisfy all or part of the tax withholding obligations in connection with an Award by (a) having the Company withhold otherwise deliverable Shares, or (b) delivering to the Company Shares already owned for a period of at least six (6) months (or such longer or shorter period as may be required to avoid a charge to earnings for financial accounting purposes), in each case having a value equal to the amount to be withheld, which will not exceed the amount determined by the applicable minimum statutory tax withholding rate (or such other rate as will not result in a negative accounting impact). For these purposes, the value of the Shares to be withheld or delivered will be equal to the Fair Market Value as of the date that the taxes are required to be withheld.

17.	Conditions Upon Issuance of Shares.

(a)Shares will not be issued pursuant to the exercise or settlement of an Award, unless the exercise of the Award and the issuance and delivery of the Shares pursuant thereto will comply with Applicable Law.

(b)As a condition to the exercise or settlement of an Award, the Company may require the person exercising the Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute the Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Law.

18.	Adjustments Upon Changes in Capitalization.

In the event of any merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, split-up, spin-off, stock split, reverse stock split, share combination, share exchange, or any change in the corporate structure affecting the Shares, or in the event of payment of a dividend or distribution to the shareholders of the Company in a form other than Shares (excepting normal cash dividends) or other corporate event that has a material effect on the Fair Market Value of the Shares, such adjustment will be made in the number and kind of Shares that may be delivered under the Plan, the individual limits set forth in Section 4(c), and, with respect to outstanding Awards, in the number and kind of Shares subject to outstanding Awards, the Exercise Price, grant price or other price of Shares subject to outstanding Awards, any performance conditions relating to Shares, the market price of Shares, or per- Share results, and other terms and conditions of outstanding Awards, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that, unless otherwise determined by the Committee, the number of Shares subject to any Award will always be rounded down to a whole number. Adjustments made by the Committee pursuant to this Section 18 will be final, binding, and conclusive.

19.Change in Control, Cash-Out and Termination of Underwater Options/SARs, and Subsidiary Disposition.

(a)Change in Control. Except as otherwise provided in a Participant's Award Agreement, if a Participant's employment or service is involuntarily terminated, for whatever reason, at any time within twelve (12) months after a Change in Control, unless otherwise specifically prohibited under Applicable Law:

(i)any and all outstanding Awards granted under the Plan with time-based vesting provisions will vest on a pro rata monthly basis, including full credit for partial months elapsed; and

EXHIBIT 10.1

(ii)any and all Awards granted under the Plan with performance-based vesting provisions will vest on a pro rata monthly basis, including full credit for partial months elapsed, and will be paid (A) based on the level of performance achieved as of the date of the termination, if determinable, or (B) at the target level, if not determinable. The amount of the vested Award may be computed under the following formula: total Award number of Shares times (number of full months elapsed in shortest possible vesting period divided by number of full months in shortest possible vesting period) times percent performance level achieved immediately prior to the effective date of the termination.

(b)Cash-Out and Termination of Underwater Options/SARs. The Committee may, in its sole discretion, determine that (i) all outstanding Options and SARs will be terminated upon the occurrence of a Change in Control and that each Participant will receive, with respect to each Share subject to the Options or SARs, an amount in cash equal to the excess of the consideration payable with respect to one Share in connection with the Change in Control over the Option Exercise Price or the SAR grant price; and (ii) Options and SARs outstanding as of the date of the Change in Control may be cancelled and terminated without payment if the consideration payable with respect to one Share in connection with the Change in Control is less than the Option Exercise Price or the SAR grant price.

(c)Subsidiary Disposition. The Committee will have the authority, exercisable either in advance of any actual or anticipated Subsidiary Disposition or at the time of an actual Subsidiary Disposition and either at the time of the grant of an Award or at any time while an Award remains outstanding, to provide for the automatic full vesting and exercisability of one or more outstanding unvested Awards under the Plan and the termination of restrictions on transfer and repurchase or forfeiture rights on the Awards, in connection with a Subsidiary Disposition, but only with respect to those Participants who are at the time engaged primarily in Continuous Service with the Subsidiary involved in the Subsidiary Disposition. The Committee also will have the authority to condition any such Award vesting and exercisability or release from limitations upon the subsequent termination of the affected Participant's Continuous Service with that Subsidiary within a specified period following the effective date of the Subsidiary Disposition. The Committee may provide that any Awards so vested or released from limitations in connection with a Subsidiary Disposition, will remain fully exercisable until the expiration or sooner termination of the Award.

20.	Amendment, Suspension or Termination of the Plan.

(a)Amendment, Modification and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that no amendment that requires shareholder approval, as described in subsection (b) below, will be effective unless the amendment is approved by the requisite vote of shareholders of the Company entitled to vote thereon within the applicable time period.

(b)Amendments Requiring Shareholder Approval. The Board will seek shareholder approval of any amendment the Board determines would require shareholder approval under the applicable rules of any national securities exchange or other market system, and such an amendment will become effective only upon its approval by the Company's shareholders. Except for adjustments made pursuant to Section 18, plan amendments that require shareholder approval include, without limitation, any amendment that would (i) increase the maximum number of Shares for which Awards may be granted under the Plan; (ii) reduce the Exercise Price of outstanding Options or the grant price of outstanding SARs; (iii) extend the term of the Plan or the maximum term of Options granted under the Plan; or (iv) change the class of persons eligible for grants of Awards under the Plan. Except as provided in Section 18, the Committee may not take any action: (1) to reprice, replace, regrant through cancellation or modify an outstanding Option or SAR if the effect of such action would be to reduce the Exercise Price of the Option or the grant price of the SAR; or (2) to cancel an outstanding Option or SAR having an Exercise Price or grant price above the then-current Fair Market Value of the Shares in exchange for the grant of another type of Award, without, in each case, first obtaining approval of the shareholders of the Company of such action.

(c)Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 18) affecting the Company or the financial statements of the Company or of changes in Applicable Law, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. With respect to any Awards intended to comply with the Performance-Based Exception, unless otherwise determined by the Committee, any such exception will be specified at such times and in such manner as will not cause such Awards to fail to qualify under the Performance-Based Exception.

EXHIBIT 10.1

(d)Awards Previously Granted. No termination, amendment or modification of the Plan or of any Award will adversely affect in any material way any Award previously granted under the Plan without the written consent of the Participant holding the Award, unless the termination, modification or amendment is required by Applicable Law and except as otherwise provided under the Plan.

(e)Compliance with the Performance-Based Exception. If an Award is intended comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate such that the Awards maintain eligibility for the Performance-Based Exception. If changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Section 20, make any adjustments to the Plan or Award Agreements it deems appropriate.

21.	Reservation of Shares.

(a)The Company, during the term of the Plan, will at all times reserve and keep available a number of Shares sufficient to satisfy the Plan's requirements. Shares issued under the Plan may be either authorized but unissued Shares, or Shares held in the Company's treasury.

(b)The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell the Shares as to which the requisite authority is not obtained.

22.	Rights of Participants.

(a)Continued Service. The Plan will not confer upon any Participant any right to continue employment or service with the Company, nor will it interfere in any way with his or her right or the Company's right to terminate a Participant's employment or service at any time, with or without cause.

(b)Participant. No Employee, Non-Employee Director, consultant or other individual will have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive future Awards.

23.	Successors.

All obligations of the Company under the Plan and with respect to Awards will be binding on any successor to the Company, whether the existence of the successor is the result of a direct or indirect purchase, merger, consolidation, or other event, or a sale or disposition of all or substantially all of the business and/or assets of the Company, and references to the "Company" in the Plan and in any Award Agreements will be deemed to refer to such successors.

24.	Legal Construction.

(a)Gender, Number and References. Except where otherwise indicated by the context, any masculine term used in the Plan also will include the feminine, the plural will include the singular, and the singular will include the plural. Any reference in the Plan to a Section of the Plan either in the Plan or any Award Agreement or to an act or code or rule or regulation will be deemed to refer to that Section of the Plan, act, code, rule or regulation, as may be amended from time to time, or to any successor Section of the Plan, act, code, rule or regulation.

(b)Severability. In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

(c)Requirements of Law. The granting of Awards and the issuance of Shares or cash under the Plan will be subject to all Applicable Law and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)Governing Law. To the extent not preempted by federal law, the Plan and all Award Agreements under the Plan will be construed in accordance with and governed by the laws of the State of Indiana, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

EXHIBIT 10.1

(e)Non-Exclusive Plan. Neither the adoption of the Plan by the Board nor its submission to the Company's shareholders for approval will be construed as creating any limitations on the power of the Board or a committee of the Board to adopt any other incentive arrangements it may deem desirable.

(f)Code Section 409A Compliance. To the extent applicable, it is intended that this Plan and any Awards granted hereunder comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to that section by the U.S. Department of the Treasury or the Internal Revenue Service. Any provision that would cause the Plan or any Award granted under the Plan to fail to satisfy Code Section 409A will have no force or effect until amended to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A. With respect to any Award hereunder that constitutes "deferred compensation" within the meaning of Code Section 409A, notwithstanding any other provision of the Plan or the applicable Award Agreement, (i) any amount that is payable on account of a separation from service to a "specified employee, " as defined in Code Section 409A(a)(2)(B)(i), will not be paid earlier than the date that is six (6) months following the specified employee's separation from service; and (ii) an Award recipient will not be treated as having terminated employment or service until that individual has incurred a separation from service within the meaning of Code Section 409A. The determination of which individuals are "specified employees" will be made in accordance with such rules and practices, consistent with Code Section 409A and interpretive regulations, as established from time to time by the Board, or its designee, in its discretion.